FOR IMMEDIATE RELEASE

Harvest Natural Resources Announces
2016 First Quarter Results

HOUSTON, May 17, 2016 — Harvest Natural Resources, Inc. (NYSE: HNR) (Harvest or the Company) today announced 2016 first quarter earnings and provided an operational update.

Harvest reported a first quarter net loss of approximately $14.1 million, or $0.27 per diluted share, compared with a net loss of $5.6 million, or $0.13 per diluted share, for the same period last year. The first quarter results include exploration charges of $0.7 million, or $0.01 pre-tax per diluted share, and non-recurring items related to a loss on the change in fair value of warrant liabilities of $4.1 million, or $.08 pre-tax per diluted share and $5.2 million to fully reserve a note receivable from a related party, or $0.10 pre-tax per diluted share. Adjusted for exploration charges and the non-recurring items Harvest would have posted a first quarter net loss of approximately $4.1 million, or $0.08 per diluted share, before any adjustment for income taxes.

Highlights for the first quarter of 2016 include:

Venezuela

•	During the first three months of 2016, Petrodelta drilled and completed six development wells and sold approximately 3.96 million barrels of oil (MMBO) for a daily average of approximately 43,507 barrels of oil per day (BOPD), an increase of 9% over the same period in 2015;

•	Petrodelta’s current production rate is approximately 41,445 BOPD and the 2016 expected average production rate is 42,965 BOPD with capital expenditures projected at $242.8 million.

Gabon

•	Harvest continues to evaluate development plans based on the 3D seismic over the prospective Outboard and the Development areas and is engaged in a process with the objective to farm down some of its 66.667% working interest in the block.

Corporate

April 1, 2016, the Company and CT Energy executed a Second Amendment to the 15% Note. The Second Amendment capitalizes the $1.0 million interest payment that would have been due and payable on April 1, 2016.

On May 3, 2016, CT Energy advanced the Company an additional $3.0 million to fund general corporate expenses. For this transaction the parties executed the Third Amendment to the 15% Note. The Third Amendment also capitalizes the $1.1 million interest payment that would have been due July 1, 2016.

VENEZUELA

During the three months ended March 31, 2016, Petrodelta sold approximately 3.96 MMBO for a daily average of 43,507 BOPD, an increase of nine percent over the same period in 2015 and three percent lower than the previous quarter. Petrodelta sold 0.57 billion cubic feet (BCF) of natural gas for a daily average of 6.2 million cubic feet per day (MMCFD), decreasing 41 percent over the same period in 2015, and decreasing 31 percent over the previous quarter. Petrodelta’s current production rate is approximately 41,445 BOPD.

During the first quarter of 2016, Petrodelta drilled and completed six development wells, five in the El Salto field and one in the Temblador field. Currently, Petrodelta is operating four drilling rigs and one workover rig and is continuing with infrastructure enhancement projects in the El Salto and Temblador fields.

Petrodelta’s production target for 2016 is projected to be approximately 42,965 BOPD. The 2016 Petrodelta capital expenditures are expected to be approximately $242.8 million. Petrodelta expects to drill 19 oil wells during 2016.

EXPLORATION AND OTHER ACTIVITIES

Dussafu Project — Gabon

Harvest continues to evaluate development plans based on the 3D seismic over the prospective Outboard and the Development areas and is engaged in a process with the objective to farm down some of its 66.667% working interest in the block.

Corporate

On January 4, 2016, HNR Finance provided a loan to CT Energia in the amount of $5.2 million under an 11.0% promissory note due 2019 (the “CT Energia Note”). The purpose of the loan is to provide CT Energia with collateral to obtain funds for one or more loans to Petrodelta that is 40% owned by HNR Finance and through which Harvest’s Venezuelan oil and natural gas interests are held. The loans to Petrodelta are to assist Petrodelta in satisfying its working capital needs and discharging its obligations. Interest on the CT Energia Note is due and payable on the first of each January and July, commencing July 1, 2016. The full amount outstanding, including any unpaid accrued interest, is due on January 4, 2019; however, HNR Finance’s sole recourse for payment of the principal amount of the loan is the payments of principal and interest from loans that CT Energia has made to Petrodelta. If and when CT Energia receives payments of principal or interest from loans it has made to Petrodelta, then those proceeds must be used to pay unpaid interest and principal under the CT Energia Note. All payments made by CT Energia to HNR Finance under the CT Energia Note must be made in U.S. Dollars.

The source of funds for HNR Finance’s $5.2 million loan to CT Energia was a capital contribution from Harvest Holding, which, in return, received the same aggregate amount of capital contributions from its shareholders, pro rata according to their equity interests in Harvest Holding. Of that aggregate amount of capital contributions, HNR Energia contributed $2.6 million, which was a capital contribution from Harvest. The management agreement the Company entered into with CT Energia also makes CT Energia a related party. During the three months ended March 31, 2016 we incurred $5.2 million to fully reserve the note receivable from CT Energia due to concerns related to the continuing deteriorating economic conditions in Venezuela.

On and effective April 1, 2016, the Company and CT Energy executed a Second Amendment to the 15% Note. The second amendment eliminates the $1.0 million interest payment that would have been due and payable on April 1, 2016, and converts such amount, less applicable withholding tax, into additional principal, such that the new principal amount of the 15% Note was $27.0 million as of April 1, 2016.

On May 3, 2016, the Company and CT Energy Holding executed and delivered a Third Amendment to the 15% Note. The Third Amendment increased the principal amount of the 15% Note to $30.0 million to reflect an additional loan of $3.0 million by CT Energy Holding to Harvest. Additionally, the Third Amendment converts the $1.1 million interest payment that would have been due and payable on July 1, 2016 less applicable withholding tax, into additional principal, such that the new principal amount of the 15% Note will be $31.0 million effective as of July 1, 2016.

On April 25, 2016, the Company received a notice from the NYSE stating that the Company is not in compliance with a second NYSE continued listing requirement, which provides that a company is not in compliance if its average global market capitalization over a consecutive 30 trading-day period is less than $50 million and, at the same time, its stockholders’ equity is less than $50 million. As required by NYSE rules, the Company notified the NYSE that, within 45 days of receipt of the notice, the Company will submit a business plan that demonstrates its ability to regain compliance within 18 months. The NYSE will either accept the business plan, at which time the Company will be subject to quarterly monitoring for compliance with the plan, or will not accept the plan. If the Company fails to comply with the business plan or the NYSE does not accept the plan, the NYSE may commence suspension and delisting procedures.

Conference Call

Harvest will hold a conference call at 10:00 a.m. Central Daylight Time on Tuesday, May 17, 2016, during which management will discuss Harvest’s 2016 first quarter operational and financial results. The conference leader will be James A. Edmiston, President and Chief Executive Officer. To access the conference call, dial 719-325-2448 or 888-455-2296 five to ten minutes prior to the start time. At that time you will be asked to provide the conference number, which is 8354093. A recording of the conference call will also be available for replay at 719-457-0820 or 888-203-1112, passcode 8354093, through May 20, 2016.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela and exploration and exploitation assets in Gabon. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2015 Annual Report on Form 10-K and other public filings.

Harvest may use certain terms such as resource base, contingent resources, prospective resources, probable reserves, possible reserves, non-proved reserves or other descriptions of volumes of reserves. These estimates are by their nature more speculative than estimates of proved reserves and accordingly, are subject to substantially greater risk of being actually realized by the Company.

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands, except per share data)
	March 31,		December 31,
	2016		2015
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$	1,417	$	7,761
Accounts receivable		351		2,461
Prepaid expenses and other		664		826

TOTAL CURRENT ASSETS		2,432		11,048
LONG-TERM NOTE RECEIVABLE – RELATED PARTY, net of reserve for $5.2 million		—		—
PROPERTY AND EQUIPMENT:
Oil and natural gas properties (successful efforts method)		30,910		31,006
Other administrative property, net		528		455

TOTAL PROPERTY AND EQUIPMENT, net		31,438		31,461
EMBEDDED DERIVATIVE ASSET		5,001		5,010
LONG-TERM DEFERRED INCOME TAX ASSETS		85		120
OTHER ASSETS, net of allowance for $0.7 million (2016 and 2015)		141		142

TOTAL ASSETS	$	39,097	$	47,781
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable, trade and other	$	825	$	370
Accrued expenses		4,791		3,327
Accrued interest — related party		975		954
Other current liabilities		107		165

TOTAL CURRENT LIABILITIES		6,698		4,816
LONG-TERM DEBT DUE TO RELATED PARTY, net of discount		1,211		214
WARRANT DERIVATIVE LIABILITY WITH RELATED PARTY		9,564		5,503
OTHER LONG-TERM LIABILITIES		217		42

TOTAL LIABILITIES		17,690		10,575
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.01 per share; authorized 5,000 shares; issued and outstanding, none		—		—
Common stock, par value $0.01 per share; shares authorized 150,000 (2016 and 2015); shares issued 57,987 (2016 and 2015); shares outstanding 51,415 (2016 and 2015)		580		580
Additional paid-in capital		302,937		302,273
Accumulated deficit		(213,874)		(199,778)
Treasury stock, at cost, 6,572 shares (2016 and 2015)		(66,316)		(66,316)

TOTAL HARVEST STOCKHOLDERS’ EQUITY		23,327		36,759
NONCONTROLLING INTEREST OWNERS		(1,920)		447

TOTAL EQUITY		21,407		37,206

TOTAL LIABILITIES AND EQUITY	$	39,097	$	47,781

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share data)
	Three Months Ended March 31,
	2016		2015

EXPENSES:
Depreciation and amortization	$	26	$	29
Exploration expense		721		1,932
Impairment expense — oilfield inventories		128		—
Reserve for note receivable — related party		5,160		—
General and administrative		5,949		4,158

		11,984		6,119

LOSS FROM OPERATIONS		(11,984)		(6,119)
OTHER NON-OPERATING INCOME (EXPENSE):
Change in fair value of warrant liabilities		(4,061)		—
Change in fair value of embedded derivative assets		(9)		—
Interest expense		(1,096)		(237)
Foreign currency transaction gains, net		154		3

		(5,012)		(234)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES		(16,996)		(6,353)
INCOME TAX EXPENSE (BENEFIT)		8		(384)

LOSS FROM CONTINUING OPERATIONS		(17,004)		(5,969)
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST OWNERS		(2,908)		(352)

NET LOSS AND COMPREHENSIVE LOSS ATTRIBUTABLE TO HARVEST		$(14,096)		$(5,617)
LOSS PER SHARE:
Basic loss per share		$(0.27)		$(0.13)

Diluted loss per share		$(0.27)		$(0.13)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic		51,415		42,662
Diluted		51,415		42,662

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
	Three Months Ended March 31,
	2016		2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(17,004)		$(5,969)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		26		29
Impairment expense — oilfield inventories		128		—
Amortization of debt financing costs		—		221
Accretion of discount on debt		138		—
Reserve for note receivable — related party		5,160		—
Share-based compensation-related charges		664		512
Deferred income tax expense (benefit)		35		(465)
Change in fair value of warrant liabilities		4,061		—
Change in fair value of embedded derivative assets		9		—
Changes in operating assets and liabilities:
Accounts receivable		2,110		116
Prepaid expenses and other		162		47
Other assets		1		(21)
Accounts payable		455		390
Accrued expenses		1,508		117
Accrued interest		880		172
Other current liabilities		(58)		52
Other long-term liabilities		175		(141)

NET CASH USED IN OPERATING ACTIVITIES		(1,550)		(4,940)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions of property and equipment, net		(175)		(330)
Note receivable — related party		(5,160)		—

NET CASH USED IN INVESTING ACTIVITIES		(5,335)		(330)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from noncontrolling interest owners		541		102

NET CASH PROVIDED BY FINANCING ACTIVITIES		541		102

NET DECREASE IN CASH AND CASH EQUIVALENTS		(6,344)		(5,168)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD		7,761		6,585

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$	1,417	$	1,417